Exhibit 10.1

EXECUTIVE EMPLOYMENT AGREEMENT

THIS EXECUTIVE EMPLOYMENT AGREEMENT (this “Agreement”) is entered into as of March 3, 2026 (the “Effective Date”) between Amphastar Pharmaceuticals, Inc. (the “Company”), and __________ (“Executive”) (collectively referred to as the “Parties” or individually referred to as a “Party”).

R E C I T A L S

WHEREAS, the Company desires to continue to retain the services of Executive upon the terms and subject to the conditions set forth in this Agreement; and

WHEREAS, Executive desires to provide services to the Company pursuant to the terms and conditions set forth in this Agreement; and

WHEREAS, Executive previously entered into the Non-Disclosure Agreement (the “Existing Confidentiality Agreement”) with the Company on October 6, 2008, which the Parties wish to void and replace in its entirety with the Confidential Information, Invention Assignment, and Arbitration Agreement attached hereto as Exhibit A.  Executive agrees that the new consideration provided herein, including the severance opportunity, constitute good and valuable consideration for the execution of the Confidentiality Agreement, including, without limitation, all restrictive covenants therein.

A G R E E M E N T

NOW, THEREFORE, in consideration of the premises and mutual covenants herein and for other good and valuable consideration, the Parties agree as follows:

1.Duties and Scope of Employment.
(a)Positions and Duties.  As of the Effective Date, Executive will serve as _______________________ of the Company.  Executive will render such business and professional services in the performance of Executive’s duties, consistent with Executive’s position within the Company, as shall reasonably be assigned to Executive by the Company’s Chief Executive Officer (the “CEO”) or another individual as designated by the Company, and, as such, from and after the date hereof, shall report directly to and shall be subject to the direction of the CEO.  In performing Executive’s duties hereunder, Executive shall be available for reasonable travel as the needs of the business require.
(b)Obligations.  During Executive’s employment, Executive will perform Executive’s duties faithfully and to the best of Executive’s ability and will devote Executive’s full business efforts and time to the Company.  For the duration of Executive’s employment, Executive agrees not to actively engage in any other employment, occupation or consulting activity for any direct or indirect remuneration without the prior written approval of the CEO of the Company.
2.Employment Terms.  The parties agree that the initial term of Executive's employment with the Company will terminate on the one-year anniversary of the Effective Date (the “Original Term”) and shall renew automatically for successive one-year terms (each, a “Renewal Term”) unless notice of non-renewal is given by either party to the other party at least ninety (90) days prior to the end of the Original Term or any Renewal Term (the “Expiration Date”); provided that the Employment may also be terminated prior to such Expiration Date (i) by the Executive for any reason (i.e., with or without Good Reason), (ii) by the Company for any reason (i.e., with or without Cause) or (iii) due to the Disability or death of the Executive.

3.Compensation.
(a)Base Salary.  During Executive’s employment, the Company will pay Executive as compensation for Executive’s services a base salary, which as of the Effective Date will be at a rate of                $______ per year, and which will be modified from time to time at the discretion of the Company’s Board of Directors (the “Board”) or the Compensation Committee of the Board (such committee, the “Compensation Committee,” and such salary, the “Base Salary”). The Base Salary will be paid in regular installments in accordance with the Company’s normal payroll practices (subject to required withholding). Any modification in Base Salary (together with the then existing Base Salary) shall serve as the “Base Salary” for future employment under this Agreement.  The first and last payment will be adjusted, if necessary, to reflect a commencement or termination date other than the first or last working day of a pay period.
(b)Annual Bonus.  During Executive’s employment, Executive shall be eligible for bonuses, which, if awarded, will be based upon the achievement of certain Company and/or individual goals (the “Performance Objectives”) as determined by the Board or its Compensation Committee in its discretion (the “Annual Bonus”).  As of the Effective Date, the target amount of the Annual Bonus for 2026 will be __% of Executive’s Base Salary (the “Target Annual Bonus Amount”).  The Target Annual Bonus Amount may be modified from time to time at the discretion of the Board or its Compensation Committee.  The Board or its Compensation Committee will determine in its sole discretion whether the Annual Bonus will be awarded for a year and, if so, to what extent (if it all) the Performance Objectives have been achieved.  The actual amount of any Annual Bonus will be determined by the Board or its Compensation Committee in its discretion based upon its determination of the level of achievement of the Performance Objectives.  Any such Annual Bonus will be determined and, to the extent earned, paid on an annual basis, at the time and manner in which such annual bonuses are normally paid to employees of the Company at Executive’s level (the “Annual Bonus Payment Date”), but in no event will such payment be made later than March 15 of the first year following the year to which such Annual Bonus relates.  Receipt of any Annual Bonus is contingent upon Executive’s continued employment with the Company through the date the Annual Bonus is earned, and any Annual Bonus for a calendar year will not be considered earned if Executive’s employment terminates before the date of payment of such Annual Bonus.  No “prorated” or partial bonus will be provided in the event of Executive’s earlier separation from employment. For purposes of clarity, the Annual Bonus may be implemented as one or more bonus programs.  The Board or the Compensation Committee may determine in its sole discretion to grant additional bonuses for any given year, subject to any terms and conditions established therefor by the Board or the Compensation Committee.
(c)Equity Incentive Compensation.  During Executive’s employment, Executive will be eligible to receive awards of stock options, restricted stock units, performance stock units, or other equity awards pursuant to any plans or arrangements the Company may have in effect from time to time.  The Board or its Compensation Committee will determine in its discretion whether Executive will be granted any such equity awards and the terms of any such award in accordance with the terms of any applicable plan or arrangement that may be in effect from time to time.
4.Employee Benefits.  During Executive’s employment, Executive will be eligible to participate in the employee benefit plans currently and hereafter maintained by the Company of general applicability to similarly situated senior executives of the Company, subject to the terms and conditions of the applicable policies and plans.  The Company reserves the right to cancel or change the benefit plans and programs it offers to its employees at any time.
5.Business Expenses.  During Executive’s employment, the Company will reimburse Executive for reasonable business travel, entertainment or other business expenses incurred by Executive in the furtherance of or in connection with the performance of Executive’s duties hereunder, in accordance with the Company’s expense reimbursement policy as in effect from time to time and subject to Section 10 below.
6.Change in Control. In the event of a Change in Control that occurs during Executive’s employment, one hundred percent (100%) of the unvested portions of any outstanding awards of stock options, restricted stock units, performance stock units, or other equity awards granted to Executive by the Company will accelerate vesting as of immediately prior to such Change in Control. If the accelerated vesting provisions of the agreement for the grant of an equity award are more favorable than the accelerated vesting provisions of this Section, then the accelerated vesting provisions of such agreement shall control with respect to that award, and Section 7(f) will apply with respect to this Section 6 for such award in order to avoid any duplication of benefits under such award.
7.Termination.
(a)Termination on Death or Disability.
(i)Effectiveness.  Executive’s employment will terminate automatically upon Executive’s death or, upon written notice from the Company, in the event of Disability.
(ii)Effect of Termination.  Upon any termination for death or Disability, Executive shall be entitled to the Accrued Entitlements (as defined in Section 9 below) and the following:
(A)Annual Bonus. A lump sum payment of Executive’s Annual Bonus, if any, that has been accrued for the year ending prior to the Termination Date based on actual performance for such year as determined by the Board or its Compensation Committee in its discretion, but for which Executive has not yet been paid (the “Unpaid Prior-Year Bonus”); and
(B)Prorated Bonus. A lump sum payment of a prorated Annual Bonus, if any, for the year in which the Termination Date occurs, based on actual performance for such year as determined by the Board or its Compensation Committee in its discretion, and prorated based on the number of days of Executive’s service during such year through the Termination Date, payable at such time as annual bonuses are otherwise determined and paid to other senior executives of the Company (the “Prorated Bonus”), subject to Sections 7(d) and 10 below.
(b)Involuntary Termination for Cause; Resignation without Good Reason; Non-Renewal by Executive.

(i)Effectiveness.  Notwithstanding any other provision of this Agreement, the Company may terminate Executive’s employment at any time for Cause or Executive may resign from Executive’s employment with the Company at any time without Good Reason.  Termination for Cause, or Executive’s resignation without Good Reason, shall be effective on the date either Party gives notice to the other Party of such termination or resignation under this Agreement, unless otherwise agreed by the Parties.  A resignation that is accelerated by the Company shall continue to be construed as a resignation under this Agreement.

(ii)Effect of Termination.  In the case of the Company’s termination of Executive’s employment for Cause, or Executive’s resignation from Executive’s employment with the Company without Good Reason (which, for clarity, includes a termination of Executive’s employment pursuant to Executive timely providing the Company with notice of non-renewal of Executive’s term of employment hereunder prior to the end of the Original Term or any Renewal Term, as applicable, that does not constitute a resignation for Good Reason), Executive shall be entitled to receive the Accrued Entitlements (as defined in Section 9 below) and no other severance or benefits of any kind, unless required by law.
(c)Involuntary Termination Without Cause; Resignation for Good Reason; Non-Renewal by Company.
(i)Effectiveness.  Notwithstanding any other provision of this Agreement, the Company also will be entitled to terminate Executive’s employment without Cause at any time, and Executive will be entitled to resign from employment with the Company for Good Reason.
(ii)Effect of Termination.  In the case of (x) the Company’s termination of Executive’s employment without Cause (and excluding any termination due to Executive’s death or Disability), or (y) Executive’s resignation from Executive’s employment with the Company for Good Reason, or (z) the termination of Executive’s employment as of the date of completion of the Original Term or Renewal Term (as applicable) as a result of the Company timely providing Executive with notice of non-renewal of Executive’s employment term hereunder prior to the end of the Original Term or Renewal Term (as applicable) (each, a “Qualifying Termination”), the following provisions will apply:
(A)Outside of Change in Control Period.  If the Qualifying Termination occurs other than during the Change in Control Period (as defined below), then, subject to the limitations of Sections 10 and 11 below, Executive will be entitled to receive the Accrued Entitlements, the Unpaid Prior-Year Bonus, the Prorated Bonus, and the following:
(1)Cash Severance. A lump sum payment equal to two (2) times the sum of (x) the highest Base Salary in effect during the twelve (12) months immediately prior to the Executive’s date of termination from employment with the Company (the “Termination Date”), plus (y) the average Annual Bonus earned by Executive for the most recent two (2) years of the Company ending prior to the Termination Date (less applicable withholdings);
(2)COBRA Benefits. Subject to Section 7(e) below, if Executive elects continuation coverage pursuant to COBRA within the time period prescribed pursuant to COBRA for Executive and Executive’s eligible dependents, Company-paid premiums required for continued coverage pursuant to COBRA under the Company’s group health, dental and vision care plans for Executive and Executive’s eligible dependents, as applicable (at the coverage levels in effect immediately prior to Executive’s termination) until the earliest of: (x) twelve (12) months following the date of termination of Executive’s employment with the Company, (y) the date upon which Executive and/or Executive’s eligible dependents become covered under similar plans, or (z) the expiration of Executive’s (and any of Executive’s eligible dependents’, as applicable) eligibility for continuation coverage under COBRA; and
(3)Vesting Acceleration. Accelerated vesting as to one hundred percent (100%) of the then-unvested portions of any then-outstanding awards of stock options, restricted stock units, performance stock units, or other equity awards granted to Executive by the Company.
(B)During Change in Control Period.  If the Qualifying Termination occurs during the period beginning on the date of a Change in Control and ending on the date one (1) year after such Change in Control (the “Change in Control Period”), then, subject to the limitations of Sections 10 and 11 below, Executive shall be entitled to receive the Accrued Entitlements, the Unpaid Prior-Year Bonus, the Prorated Bonus, and the following:
(1)Cash Severance. A lump sum payment equal to four (4) times the sum of (x) the highest Base Salary in effect during the twelve (12) months immediately prior to the Executive’s date of termination from employment with the Company plus (y) the average Annual Bonus earned by the Executive for the most recent two (2) years ending prior to the Termination Date (less applicable withholdings);
(2)COBRA Benefits. Subject to Section 7(e) below, if Executive elects continuation coverage pursuant to COBRA within the time period prescribed pursuant to COBRA for Executive and Executive’s eligible dependents, Company-paid premiums required for continued coverage pursuant to COBRA under the Company’s group health, dental and vision care plans for Executive and Executive’s eligible dependents, as applicable (at the coverage levels in effect immediately prior to Executive’s termination) until the earliest of: (x) twenty-four (24) months following the date of termination of Executive’s employment with the Company, (y) the date upon which Executive and/or Executive’s eligible dependents become covered under similar plans, or (z) the expiration of Executive’s (and any of Executive’s eligible dependents’, as applicable) eligibility for continuation coverage under COBRA.
(d)Conditions Precedent.  Any severance or other payments or benefits contemplated by Section 7(c) above, other than the Accrued Entitlements, are conditional on Executive: (i) continuing to comply with the terms of this Agreement and the Confidentiality Agreement (as defined in Section 12(a)); and (ii) signing and not revoking a separation agreement and release of claims in a form satisfactory to the Company, including, but not limited to, a general release, non-disparagement, cooperation, and other provisions required by the Company (the “Separation Agreement”) and provided that such Separation Agreement becomes effective and irrevocable no later than sixty (60) days following the Termination Date or such earlier date required by the Separation Agreement (such deadline, the “Release Deadline Date”).  If the Separation Agreement does not become effective by the Release Deadline Date, Executive will forfeit any rights to severance or benefits under Section 7(c)(i), or elsewhere in this Agreement (other than the Accrued Entitlements).  Any Prorated Bonus will be paid during the year following the year to which the Prorated Bonus relates but no later than March 15 of such year.  Any equity awards that accelerate vesting under Section 7(c)(i)(A)(3) and that are restricted stock units and/or similar full value awards (other than restricted stock for which shares previously were issued to Executive), will be settled within sixty (60) days following the Termination Date, subject to Section 10 (or the terms of the applicable award agreement or other Company plan, policy, or arrangement governing the settlement timing of such award to the extent such terms specifically require any such delay in order to comply with the requirements of Section 409A, as applicable).  Any other severance payments under this Agreement that would not be considered Deferred Compensation Separation Benefits (as defined in Section 10) will be paid on, or, in the case of installments, will not commence until, the Company’s first regularly scheduled payroll date that occurs on or after the date the Separation Agreement becomes effective and irrevocable (but no later than 74 days following the termination of Executive's employment), and any installment payments that would have been made to Executive during the period prior to the date the Separation Agreement becomes effective and irrevocable will be paid to Executive on the Company’s first regularly scheduled payroll date that occurs on or after the date the Separation Agreement becomes effective and irrevocable (but no later than 74 days following the date of termination of Executive’s employment).  Provided, however, that any other severance payments or other benefits under this Agreement (other than any Prorated Bonus) that would be considered Deferred Compensation Separation Benefits will be paid on, or, in the case of installments, will not commence until, the sixtieth (60th) day following Executive’s separation from service, or, if later, such time as required by Section 10.  Except as required by Section 10, any installment payments that would have been made to Executive during the sixty (60) day period immediately following Executive’s separation from service but for the preceding sentence will be paid to Executive on the sixtieth (60th) day following Executive’s separation from service and the remaining payments will be made as provided in this Agreement, unless subject to the six (6)-month payment delay under Section 10.  Notwithstanding the foregoing, this Section 7(d) shall not limit Executive’s ability to obtain expense reimbursements under Section 5 or any other compensation or benefits otherwise required by law or in accordance with written Company plans or policies, as then in effect.

(e)Certain Limitations on COBRA Severance.  The COBRA benefits under Sections 7(c)(i)(A)(2) and 7(c)(i)(B)(2) (the “COBRA Severance”) will be made by the Company to Executive consistent with the Company’s normal expense reimbursement policy.  Notwithstanding anything in this Agreement, if the Company determines in its sole discretion that it cannot provide the COBRA Severance without potentially violating, or being subject to an excise tax under, applicable law (including, without limitation, Section 2716 of the Public Health Service Act), then in lieu of such COBRA Severance, subject to any delay provided by Section 10 below, the Company will provide to Executive a taxable monthly payment payable on the last day of a given month (except as provided in the last sentence of this paragraph) in an amount equal to the monthly COBRA premium that would be required to continue coverage under the Company’s group health, dental and vision care plans for Executive and Executive’s eligible dependents, as applicable, as in effect on the date of termination of Executive’s employment (in each case, which amount will be based on the premium for the first month of COBRA coverage for Executive and any of Executive’s eligible dependents) (the “COBRA Replacement Payments”), which COBRA Replacement Payments will be made regardless of whether Executive elects COBRA continuation coverage and will commence on the month following the termination of Executive’s employment and will end on the earlier of (x) the date upon which Executive obtains other employment or (y) the date the Company has paid an amount equal to the number of months specified in clause (x) of Section 7(c)(i)(A)(2) or 7(c)(i)(B)(2), as applicable).  For purposes of clarity, the COBRA Replacement Payments may be used for any purpose, including, but not limited to continuation coverage under COBRA, and will be subject to all applicable tax withholdings. Notwithstanding anything to the contrary under this Agreement, if the Company determines in its sole discretion at any time that it cannot provide the COBRA Replacement Payments without violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), Executive will not receive the COBRA Replacement Payments or any further COBRA Severance.
(f)Non-Duplication of Benefits; No Duty to Mitigate. Notwithstanding any provision of this Agreement to the contrary, if Executive is entitled to any cash severance, continued health coverage benefits, vesting acceleration of any Company equity awards, or other severance or separation benefits similar to those provided under this Agreement, by operation of applicable law or under a plan, policy, contract, or arrangement sponsored by the Company or any of its affiliates or to which the Company or any of its affiliates is a party other than this Agreement (“Other Benefits”), then the corresponding severance payments and benefits under this Agreement will be reduced by the amount of Other Benefits paid or provided to Executive, provided that such reduction occurs in a manner that complies with the requirements of Section 409A, as applicable, which determination shall be made by the Committee, in its sole discretion.  However, Executive will not be required to mitigate the amount of any payment contemplated under Section 7(a) or 7(c) of this Agreement, and except as specified herein, any such payment will not be reduced by any earnings that Executive may receive from any other source.
(g)No Termination of Agreement Per Se. Termination of Executive’s employment will not terminate this Agreement per se; to the extent that either party has any right under applicable law to terminate this Agreement, any such termination of this Agreement shall be deemed solely to be a termination of Executive’s employment without affecting any other right or obligation hereunder except as provided herein in connection with termination of Executive’s employment.
8.Indemnification.  The Company will defend, indemnify and hold harmless Executive to the extent provided by the Company’s by-laws or other organizational documents for actions or inactions of Executive as an officer, director, employee or agent of the Company or any of its affiliates or as a fiduciary of any benefit plan of any of the foregoing, as applicable.  With such coverage will be no less favorable than the coverage provided to similarly situated executives of the Company.

9.Definitions.
(a)Accrued Entitlements.  For purposes of this Agreement, “Accrued Entitlements” shall mean:
(i)Executive’s Base Salary and vacation pay earned that has been accrued through the effective date of termination, but for which Executive has not yet been paid;
(ii)the right to continue health care benefits under Title X of the Consolidated Budget Reconciliation Act of 1985, as amended (“COBRA”), for Executive and Executive’s eligible dependents, at Executive’s cost, to the extent required and available by law; and
(iii)reimbursement of expenses for which Executive is entitled to be reimbursed pursuant to Section 5 above, but for which Executive has not yet been reimbursed.
(b)Cause.  For purposes of this Agreement, “Cause” shall mean:
(i)the continued willful failure by Executive to substantially perform his duties with the Company;
(ii)the willful engaging by Executive in misconduct materially and demonstrably injurious to the Company; or
(iii)Executive’s material breach of this Agreement; provided, that with respect to any breach that is curable by Executive, as determined by the Board in good faith, the Company has provided Executive written notice of the material breach and Executive has not cured such breach, as determined by the Board in good faith, within fifteen (15) days following the date the Company provides such notice.
(c)Change in Control. For purposes of this Agreement, “Change in Control” shall have the meaning ascribed to such term in the Company’s 2015 Equity Incentive Plan, as amended from time to time.
(d)Disability.  For purposes of this Agreement, “Disability” or “Disabled” means that Executive, at the time notice is given, has been unable to substantially perform Executive’s duties under this Agreement for not less than one-hundred twenty (120) consecutive days or one-hundred eighty (180) nonconsecutive days within any twelve (12) consecutive month period as a result of Executive’s incapacity due to a physical or mental condition and, if reasonable accommodation is required by law, after any reasonable accommodation.
(e)Good Reason.  For purposes of this Agreement, “Good Reason” means Executive’s termination of Executive’s employment in accordance with the next sentence after the occurrence of one or more of the following events without Executive’s express written consent:
(i)a material reduction of Executive’s duties or responsibilities relative to Executive’s duties or responsibilities in effect immediately prior to such reduction;
(ii)a material change in the geographic location of Executive’s primary work facility or location; provided that a relocation of 50 miles or less from Executive’s primary work facility or location as in effect as of the Effective Date will not be considered a material change in geographic location; or
(iii)the Company’s material breach of this Agreement.

In order for Executive’s termination of Executive’s employment to be for Good Reason, Executive must not terminate employment with the Company without first providing the Company with written notice of the acts or omissions constituting the grounds for “Good Reason” within 90 days of the initial existence of the grounds for “Good Reason” and a cure period of 30 days following the date written notice is provided (the “Cure Period”), such grounds must not have been cured during such time, and Executive must terminate Executive’s employment within ten (10) business days following the expiration of the Cure Period.

10.Section 409A.
(a)Notwithstanding anything to the contrary in this Agreement, no severance pay or benefits to be paid or provided to Executive, if any, pursuant to this Agreement, when considered together with any other severance payments or separation benefits that are considered deferred compensation under Section 409A (together, the “Deferred Compensation Separation Benefits”) will be paid or otherwise provided until Executive has a “separation from service” within the meaning of Section 409A.
(b)Notwithstanding anything to the contrary in this Agreement, if Executive is a “specified employee” within the meaning of Section 409A at the time of Executive’s termination (other than due to death), then the Deferred Compensation Separation Benefits that are payable within the first six (6) months following Executive’s separation from service, will become payable on the Company’s first regularly scheduled payroll date that occurs on or after the date six (6) months and one (1) day following the date of Executive’s separation from service.  All subsequent Deferred Compensation Separation Benefits, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit.  Notwithstanding anything herein to the contrary, if Executive dies following Executive’s separation from service, but prior to the six (6) month anniversary of the separation from service, then any payments delayed in accordance with this paragraph will be payable in a lump sum as soon as administratively practicable after the date of Executive’s death and all other Deferred Compensation Separation Benefits will be payable in accordance with the payment schedule applicable to each payment or benefit.  To the extent that Executive’s payments and benefits under this Agreement are not subject to the foregoing delay specified in this paragraph, but the termination of Executive’s employment occurs at a time during the year whereby the Release Deadline Date will occur in the year immediately following the year in which such termination occurs, then any payments or benefits under this Agreement that constitute Deferred Compensation Separation Benefits that otherwise would be payable prior to the Release Deadline Date instead will be paid on the Release Deadline Date or such later date as required under this Agreement.  Each payment, installment, and benefit payable under this Agreement is intended to constitute separate payments for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations.  To the extent required to be exempt from or comply with Section 409A, references to the termination of Executive’s employment, Termination Date, or similar phrases used in this Agreement will mean Executive’s “separation from service” within the meaning of Section 409A.
(c)To the extent that any reimbursement or in-kind benefit plan or arrangement in which Executive participates, provides for Deferred Compensation Separation Benefits and does not otherwise comply with Section 409A, (i) the amount eligible for reimbursement or in-kind benefit in one calendar year may not affect the amount eligible for reimbursement or in-kind benefit in any other calendar year, (ii) the right to the applicable reimbursement or benefit is not subject to liquidation or exchange for another benefit or payment, and (iii) to the extent there is any reimbursement of an expense, such reimbursement must be made on or before the last day of the calendar year following the calendar year in which the expense was incurred, and (iv) except as specifically provided herein or in the applicable reimbursement arrangement, in-kind benefits will only be provided, and reimbursements will only be made for expenses incurred, during Executive’s lifetime.
(d)This Agreement is intended to be exempt from or comply with the requirements of Section 409A so that none of the severance payments and benefits to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities and ambiguous terms herein will be interpreted according to such intent.  The Company reserves the right to amend this Agreement as it considers necessary or advisable, in its sole discretion and without the consent of Executive or any other individual, to comply with any provision required to avoid the imposition of the additional tax imposed under Section 409A or to otherwise avoid income recognition under Section 409A prior to the actual payment of any benefits or imposition of any additional tax.  In no event will Executive have any discretion to choose Executive’s taxable year in which any payments or benefits are provided under this Agreement.  In no event will the Company or any of its affiliates have any responsibility, liability or obligation to reimburse, indemnify or hold harmless Executive for any taxes, penalties or interest that may be imposed, or other costs that may be incurred, as a result of Section 409A.
11.Limitation on Payments.  In the event that the benefits provided for in this Agreement or otherwise payable to Executive (a) constitute “parachute payments” within the meaning of Section 280G of the Code and (b) but for this Section 11 would be subject to the excise tax imposed by Section 4999 of the Code, then Executive’s benefits will be either (i) delivered in full, or (ii) delivered as to such lesser extent which would result in no portion of such benefits being subject to excise tax under Section 4999 of the Code, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999, results in the receipt by Executive on an after-tax basis, of the greatest amount of benefits, notwithstanding that all or some portion of such benefits may be taxable under Section 4999 of the Code.  If a reduction in amounts to be paid must be made, reduction shall occur in the following order: first, reduction of cash payments, which shall occur in reverse chronological order such that the cash payment owed on the latest date following the occurrence of the event triggering such excise tax will be the first cash payment to be reduced; second, cancellation of equity awards that were granted “contingent on a change in ownership or control” within the meaning of Section 280G of the Code in the reverse order of date of grant of the awards (that is, the most recently granted equity awards will be cancelled first); third, cancellation of accelerated vesting of equity awards, which shall occur in the reverse order of the date of grant for such stock awards (i.e., the vesting of the most recently granted stock awards will be reduced first); and fourth, reduction of employee benefits, which shall occur in reverse chronological order such that the benefit owed on the latest date following the occurrence of the event triggering such excise tax will be the first benefit to be reduced.  If two or more equity awards are granted on the same date, each award will be reduced on a pro-rata basis.  In no event shall Executive have any discretion with respect to the ordering of payment reductions.  Unless the Company and Executive otherwise agree in writing, any determination required under this Section will be made in writing by a nationally recognized accounting or valuation firm (the “Firm”) selected by the Company, whose determination will be conclusive and binding upon Executive and the Company for all purposes.  For purposes of making the calculations required by this Section, the Firm may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code.  The Company and Executive will furnish to the Firm such information and documents as the Firm may reasonably request in order to make determinations under this Section 11.  The Company will bear the costs and make all payments required to be made to the Firm for the Firm’s services that are rendered in connection with any calculations contemplated by this Section 11. The Company will have no liability to Executive for the determinations of the Firm.
12.Company Matters.
(a)Proprietary Information and Inventions.  Executive acknowledges and agrees that, as a condition of employment, Executive is required to sign and abide by the terms of the Confidential Information, Invention Assignment, and Arbitration Agreement attached hereto as Exhibit A (the “Confidentiality Agreement”), including, without limitation, the provisions governing the non-disclosure of confidential information.

(b)Ventures.  If, during Executive’s employment, Executive is engaged in or associated with planning or implementing of any project, program or venture involving the Company and any third parties, all rights in such project, program or venture shall belong to the Company (or third party, to the extent provided in any agreement between the Company and the third party).  Except as approved by the Board in writing, Executive shall not be entitled to any interest in such project, program or venture or to any commission, finder’s fee or other compensation in connection therewith other than the salary or other compensation to be paid to Executive as provided in this Agreement.
(c)Notification of New Employer.  In the event that Executive leaves the employ of the Company, Executive grants consent to notification by the Company to Executive’s new employer about Executive’s rights and obligations under this Agreement and the Confidentiality Agreement.
13.Arbitration.  IN CONSIDERATION OF EXECUTIVE’S EMPLOYMENT WITH THE COMPANY, THE COMPANY’S PROMISE TO ARBITRATE ALL EMPLOYMENT-RELATED DISPUTES AND EXECUTIVE’S RECEIPT OF THE COMPENSATION AND OTHER BENEFITS PAID OR PRIVIDED TO EXECUTIVE BY THE COMPANY, AT PRESENT AND IN THE FUTURE, EXECUTIVE AGREES THAT ANY AND ALL CONTROVERSIES, CLAIMS, OR DISPUTES WITH ANYONE (INCLUDING THE COMPANY AND ANY EMPLOYEE, OFFICER, DIRECTOR, SHAREHOLDER OR BENEFIT PLAN OF THE COMPANY, IN THEIR CAPACITY AS SUCH OR OTHERWISE), ARISING OUT OF, RELATING TO, OR RESULTING FROM EXECUTIVE’S EMPLOYMENT WITH THE COMPANY OR THE TERMINATION OF EXECUTIVE’S EMPLOYMENT WITH THE COMPANY, INCLUDING ANY BREACH OF THIS AGREEMENT, SHALL BE SUBJECT TO BINDING ARBITRATION, AS SET FORTH IN THE CONFIDENTIALITY AGREEMENT.
14.Assignment.  This Agreement will inure to the benefit of any successor of the Company, and accordingly any such successor of the Company will be deemed substituted for the Company under the terms of this Agreement for such purposes.  For this purpose, “successor” means any person, firm, corporation or other business entity which at any time, whether by purchase, merger or otherwise, directly or indirectly acquires all or substantially all of the assets or business of the Company.  None of the rights of Executive to receive any form of compensation payable pursuant to this Agreement may be assigned or transferred except by will or the laws of descent and distribution.  Any other attempted assignment, transfer, conveyance or other disposition of Executive’s right to compensation or other benefits will be null and void.
15.Notices.  All notices, requests, demands and other communications called for under this Agreement shall be in writing and shall be delivered personally by hand or by courier, or mailed by United States first-class mail, postage prepaid, directed to the Party to be notified at the address indicated for such Party on the signature page to this Agreement, or at such other address as such Party may designate by ten (10) days’ advance written notice to the other Parties hereto.  All such notices and other communications shall be deemed given upon personal delivery or five (5) days after the date of mailing.
16.Severability.  In the event that any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement will continue in full force and effect without said provision.
17.Integration.  This Agreement, together with the Company’s equity plan(s) and applicable award agreements thereunder governing the terms of any outstanding equity awards covering shares of the Company’s Common Stock that Executive holds, and the Confidentiality Agreement, represents the entire agreement and understanding between the parties as to the subject matter herein and supersedes all prior or contemporaneous agreements whether written or oral, including, without limitation, the Existing

Confidentiality Agreement.  No waiver, alteration, or modification of any of the provisions of this Agreement will be binding unless in writing and signed by duly authorized representatives of the parties hereto.
18.Tax Withholding.  The Company (and any parent, subsidiary or other affiliate of the Company, as applicable) will have the right and authority to deduct from any payments or benefits all applicable federal, state, local, and/or non-U.S. taxes or other required withholdings and payroll deductions (“Withholdings”).  Prior to the payment of any amounts or provision of any benefits under this Agreement, the Company (and any parent, subsidiary or other affiliate of the Company, as applicable) is permitted to deduct or withhold, or require Executive to remit to the Company, an amount sufficient to satisfy any applicable Withholdings with respect to such payments and benefits.  Neither the Company nor any parent, subsidiary or other affiliate of the Company will have any responsibility, liability or obligation to pay Executive’s taxes arising from or relating to any payments or benefits under this Agreement.
19.Waiver.  No Party shall be deemed to have waived any right, power or privilege under this Agreement or any provisions hereof unless such waiver shall have been duly executed in writing and acknowledged by the Party to be charged with such waiver.  The failure of any Party at any time to insist on performance of any of the provisions of this Agreement shall in no way be construed to be a waiver of such provisions, nor in any way to affect the validity of this Agreement or any part hereof.  No waiver of any breach of this Agreement shall be held to be a waiver of any other subsequent breach
20.Governing Law.  This Agreement will be governed by the laws of the State of California (with the exception of its conflict of law provisions).
21.Acknowledgment.  Executive acknowledges that Executive has had the opportunity to discuss this matter with and obtain advice from Executive’s legal counsel, has had sufficient time to, and has carefully read and fully understands all the provisions of this Agreement, and is knowingly and voluntarily entering into this Agreement.
22.Counterparts.  This Agreement may be executed in multiple counterparts, each of which shall be deemed to be an original, and all such counterparts shall constitute but one instrument.
23.Effect of Headings.  The section and subsection headings contained herein are for convenience only and shall not affect the construction hereof.
24.Construction of Agreement.  This Agreement has been negotiated by the respective Parties, and the language shall not be construed for or against either Party.
25.Attorney’s Fees; Other Payments.  Each party shall bear its own attorney’s fees and costs incurred in any action or dispute arising out of this Agreement and/or the employment relationship.  Notwithstanding the foregoing, if the Executive resigns for Good Reason because of (i) the Company’s failure to pay the Executive on a timely basis the amounts to which he is entitled under this Agreement or (ii) any other breach of this Agreement by the Company, then the Company shall pay all amounts and damages to which the Executive may be entitled as a result of such failure or breach, including interest thereon at the maximum non-usurious rate and all reasonable legal fees and expenses and other costs incurred by the Executive to enforce the Executive’s rights hereunder.  Any such reimbursements will be subject to Section 10, as applicable.
26.Clawback Provisions. Notwithstanding any other provisions in this Agreement to the contrary, any incentive-based compensation, or any other compensation, paid to Executive pursuant to this Agreement or any other agreement or arrangement with the Company or any of its affiliates, which is subject to recovery under any law, government regulation or stock exchange listing requirement (including without limitation the Company’s Compensation Recovery Policy), will be subject to such deductions and clawback as may be required to be made pursuant to such law, government regulation or stock exchange listing requirement (or the Company’s Compensation Recovery Policy or any other policy adopted by the Company or any of their affiliates pursuant to any such law, government regulation or stock exchange listing requirement, as applicable), including for any violations of the Confidentiality Agreement, if applicable.

[Remainder of page is intentionally blank; Signature page follows]

IN WITNESS WHEREOF, each of the Parties has executed this Agreement as of the day and year first above written.

“COMPANY”

Amphastar Pharmaceuticals, Inc.

By:
Name:
Title:

Address:	11570 Sixth Street
Rancho Cucamonga, CA 91730
U.S.A.

“EXECUTIVE”

, an individual

By:

Address:

EXECUTIVE EMPLOYMENT AGREEMENT

SIGNATURE PAGE

Exhibit A

“Confidentiality Agreement”

(attached)

CONFIDENTIAL INFORMATION,

INVENTION ASSIGNMENT, AND ARBITRATION AGREEMENT

As a condition of my employment with Amphastar Pharmaceuticals, Inc.  (the “Company”), and in consideration of my employment with the Company and my receipt of the compensation now and hereafter paid to me by the Company, as well as consideration I may receive from the Company’s parents, subsidiaries, or affiliates (together, with the Company, the “Company Group”), I agree to the following provisions of this Confidential Information, Invention Assignment, and Arbitration Agreement (this “Agreement”):

1.Confidentiality
A.Definition of Company Confidential Information. “Company Confidential Information” means information (including any and all combinations of individual items of information) that any member of the Company Group has or will develop, acquire, create, compile, discover or own, that has value in or to a Company Group member’s business which is not generally known and which the Company Group wishes to maintain as confidential. Company Confidential Information includes both (i) information created by others that I learn or that becomes available to me through the Company Group or its agents; and (ii) information I create that the Company owns pursuant to Section 2 of this Agreement. By way of example, and without limitation, Company Confidential Information includes any and all non-public information that relates to the actual or anticipated business and/or products, research or development of the Company Group, or to the Company Group’s technical data, trade secrets, or know-how, including, but not limited to, research, product plans, or other information regarding the Company Group’s products or services and markets therefor, customer lists and customers (including, but not limited to, customers of the Company Group on which I called or with which I may become acquainted during the term of my employment), software, developments, inventions, discoveries, ideas, processes, formulas, technology, designs, drawings, engineering, hardware configuration information, marketing, finances, and other business information disclosed by the Company Group either directly or indirectly in writing, orally or by drawings or inspection of premises, parts, equipment, or other Company property. Notwithstanding the foregoing, Company Confidential Information does not include general knowledge, skill, and experience I have acquired during the course of or in connection with my employment with the Company or a former employer. In addition, Company Confidential Information shall not include any such information which I can establish (i) was publicly known or made generally available prior to the time of disclosure by the Company Group to me; (ii) becomes publicly known or made generally available after disclosure by the Company Group to me through no wrongful action or omission by me; or (iii) is in my rightful possession, without confidentiality obligations, at the time of disclosure by the Company as shown by my then-contemporaneous written records; provided that any combination of individual items of information shall not be deemed to be within any of the foregoing exceptions merely because one or more of the individual items are within such exception, unless the combination as a whole is within such exception.
B.Nonuse and Nondisclosure. During and after my employment with the Company, I will hold in the strictest confidence and take all reasonable precautions to prevent any unauthorized use or disclosure of Company Confidential Information. I will not (i) use Company Confidential Information for any purpose whatsoever other than for the benefit of the Company Group in the course of my employment, or (ii) disclose Company Confidential Information to any third party unless such third party has entered into a confidentiality agreement with the Company and such agreement protects the disclosed information. Prior to disclosure, when compelled by applicable law, I shall provide prior written notice to the CEO or the legal department of the Company (as applicable). I agree that I obtain no title to any Company Confidential Information, and that the Company Group retains all Company Confidential Information as the sole property of the Company Group. I understand that my unauthorized use or disclosure of Company Confidential Information during my employment may lead to disciplinary action, up to and including, immediate termination and legal action by the Company. I understand that my obligations under this section shall continue after termination of my employment and also that nothing in this Agreement prevents me from engaging in protected conduct, as described in the Protected Activity Not Prohibited section below.
C.Former Employer Confidential Information. I agree that during my employment with the Company, I will not improperly use, disclose, or induce the Company Group to use any proprietary information or trade secrets of any former employer or other person or entity with which I have an obligation to keep such proprietary information or trade secrets in confidence. I further agree that I will not bring onto the Company Group’s premises or transfer onto the Company Group’s technology systems any unpublished document, proprietary information, or trade secrets belonging to any such third party unless disclosure to, and use by, the Company Group has been consented to, in writing, by such third party and the Company Group.
D.Third Party Information. I recognize that the Company Group has received, and in the future may receive, from third parties (for example, customers, suppliers, licensors, licensees, partners, and collaborators) as well as its subsidiaries and affiliates (“Associated Third Parties”), information which the Company Group is required to maintain and treat as confidential or proprietary information of such Associated Third Parties (“Associated Third Party Confidential Information”), and I agree to use such Associated Third Party Confidential Information only as directed by the Company Group and to not use or disclose such Associated Third Party Confidential Information in a manner that would violate the Company Group’s obligations to such Associated Third Parties. By way of example, Associated Third Party Confidential Information may include the habits or practices of Associated Third Parties, the technology of Associated Third Parties, requirements of Associated Third Parties, and information related to the business conducted between the Company Group and such Associated Third Parties. I agree at all times during my employment with the Company and thereafter, that I owe the Company Group and its Associated Third Parties a duty to hold all such Associated Third Party Confidential Information in the strictest confidence, and not to use it or to disclose it to any person, firm, corporation, or other third party except as necessary in carrying out my work for the Company consistent with the Company Group’s agreement with such Associated Third Parties. I further agree to comply with any and all Company policies and guidelines that may be adopted from time to time regarding Associated Third Parties and Associated Third Party Confidential Information. I understand that my unauthorized use or disclosure of Associated Third Party Confidential Information or violation of any Company policies during my employment may lead to disciplinary action, up to and including, immediate termination and legal action by the Company.
2.Ownership
A.Assignment of Inventions. As between the Company and myself, I agree that all right, title, and interest in and to any and all copyrightable material, notes, records, drawings, designs, logos, inventions, improvements, developments, discoveries, ideas and trade secrets conceived, discovered, authored, invented, developed or reduced to practice by me, solely or in collaboration with others, during the period of time I am in the employ of the Company (including during my off-duty hours), or with the use of the Company’s equipment, supplies, facilities, or Company Confidential Information, and any copyrights, patents, trade secrets, mask work rights or other intellectual property rights relating to the foregoing, except as provided in Section 2.G below (collectively, “Inventions”), are the sole property of the Company. I also agree to promptly make full written disclosure to the Company of any Inventions, and to deliver and assign and hereby irrevocably assign fully to the Company all of my right, title and interest in and to Inventions. I agree that this assignment includes a present conveyance to the Company of ownership of Inventions that are not yet in existence. I further acknowledge that all original works of authorship that are made by me (solely or jointly with others) within the scope of and during the period of my employment with the Company and that are protectable by copyright are “works made for hire,” as that term is defined in the United States Copyright Act. I understand and agree that the decision whether or not to commercialize or market any Inventions is within the Company’s sole discretion and for the Company’s sole benefit, and that no royalty or other consideration will be due to me as a result of the Company’s efforts to commercialize or market any such Inventions. I understand that any and all Inventions that I may work on with personnel of the Company’s parent or other affiliates constitute joint research between the Company and its parent or other affiliates, as applicable, for the purposes of 35 U.S.C. section 102(c).
B.Pre-Existing Materials. I will inform the Company, in writing, before incorporating any inventions, discoveries, ideas, original works of authorship, developments, improvements, trade secrets and other proprietary information or intellectual property rights owned by me or in which I have an interest prior to, or separate from, my employment with the Company, including, without limitation, any such inventions that are subject to California Labor Code Section 2870 (attached hereto as Exhibit B) (“Prior Inventions”) into any Invention or otherwise utilizing any Prior Invention in the course of my employment with the Company; and the Company is hereby granted a nonexclusive, royalty-free, perpetual, irrevocable, transferable worldwide license (with the right to grant and authorize sublicenses) to make, have made, use, import, offer for sale, sell, reproduce, distribute, modify, adapt, prepare derivative works of, display, perform, and otherwise exploit such incorporated or utilized Prior Inventions, without restriction, including, without limitation, as part of, or in connection with, such Invention, and to practice any method related thereto. I will not incorporate any inventions, discoveries, ideas, original works of authorship, developments, improvements, trade secrets and other proprietary information or intellectual property rights owned by any third party into any Invention without the Company’s prior written permission. I have attached hereto, as Exhibit A a list describing all Prior Inventions that relate to the Company’s current or anticipated business, products, or research and development or, if no such list is attached, I represent and warrant that there are no such Prior Inventions. Furthermore, I represent and warrant that if any Prior Inventions are included on Exhibit A, they will not materially affect my ability to perform all obligations under this Agreement.
C.Moral Rights. Any assignment to the Company of Inventions includes all rights of attribution, paternity, integrity, modification, disclosure and withdrawal, and any other rights throughout the world that may be known as or referred to as “moral rights,” “artist’s rights,” “droit moral,” or the like (collectively, “Moral Rights”). To the extent that Moral Rights cannot be assigned under applicable law, I hereby waive and agree not to enforce any and all Moral Rights, including, without limitation, any limitation on subsequent modification, to the extent permitted under applicable law.
D.Maintenance of Records. I agree to keep and maintain adequate, current, accurate, and authentic written records of all Inventions made by me (solely or jointly with others) during the term of my employment with the Company. The records will be in the form of notes, sketches, drawings, electronic files, reports, or any other format that may be specified by the Company. As between the Company and myself, the records are and will be available to and remain the sole property of the Company at all times.
E.Further Assurances. I agree to assist the Company, or its designee, at the Company’s expense, in every proper way to secure the Company’s rights in the Inventions in any and all countries, including the disclosure to the Company of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments, and all other instruments that the Company shall deem proper or necessary in order to apply for, register, obtain, maintain, defend, and enforce such rights, and in order to deliver, assign and convey to the Company, its successors, assigns, and nominees the sole and exclusive rights, title, and interest in and to all Inventions, and testifying in a suit or other proceeding relating to such Inventions. I further agree that my obligations under this Section 2.E shall continue after the termination of this Agreement.
F.Attorney-in-Fact. I agree that, if the Company is unable because of my unavailability, mental or physical incapacity, or for any other reason to secure my signature with respect to any Inventions, including, without limitation, for the purpose of applying for or pursuing any application for any United States or foreign patents or mask work or copyright registrations covering the Inventions assigned to the Company in Section 2.A, then I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as my agent and attorney-in-fact, to act for and on my behalf to execute and file any papers and oaths, and to do all other lawfully permitted acts with respect to such Inventions to further the prosecution and issuance of patents, copyright and mask work registrations with the same legal force and effect as if executed by me. This power of attorney shall be deemed coupled with an interest, and shall be irrevocable.
G.Exception to Assignments. I UNDERSTAND THAT THE PROVISIONS OF THIS AGREEMENT REQUIRING ASSIGNMENT OF INVENTIONS (AS DEFINED UNDER SECTION 2.A ABOVE) TO THE COMPANY DO NOT APPLY TO ANY INVENTION THAT QUALIFIES FULLY UNDER THE PROVISIONS OF CALIFORNIA LABOR CODE SECTION 2870 (ATTACHED HERETO AS EXHIBIT B). I WILL ADVISE THE COMPANY PROMPTLY IN WRITING OF ANY INVENTIONS THAT I BELIEVE MEET THE CRITERIA IN CALIFORNIA LABOR CODE SECTION 2870 AND ARE NOT OTHERWISE DISCLOSED ON EXHIBIT A TO PERMIT A DETERMINATION OF OWNERSHIP BY THE COMPANY. ANY SUCH DISCLOSURE WILL BE RECEIVED IN CONFIDENCE.
3.Conflicting Obligations
A.Current Obligations. I agree that during the term of my employment with the Company, I will not engage in or undertake any other employment, occupation, consulting relationship, or commitment that is directly related to the business in which the Company is now involved or becomes involved or has plans to become involved, nor will I engage in any other activities that conflict with my obligations to the Company.
B.Prior Relationships. Without limiting Section 3.A, I represent and warrant that I have no other agreements, relationships, or commitments to any other person or entity that conflict with the provisions of this Agreement, my obligations to the Company under this Agreement, or my ability to become employed and perform the services for which I am being hired by the Company. I further agree that if I have signed a confidentiality agreement or similar type of agreement with any former employer or other entity, I will comply with the terms of any such agreement to the extent that its terms are lawful under applicable law. I represent and warrant that after undertaking a careful search (including searches of my computers, cell phones, electronic devices, and documents), I have returned all property and confidential information belonging to all prior employers (and/or other third parties I have performed services for in accordance with the terms of my applicable agreement). Moreover, I agree to fully indemnify the Company, its directors, officers, agents, employees, investors, shareholders, administrators, affiliates, divisions, subsidiaries, predecessor and successor corporations, and assigns for all verdicts, judgments, settlements, and other losses incurred by any of them resulting from my breach of my obligations under any agreement with a third party to which I am a party or obligation to which I am bound, as well as any reasonable attorneys’ fees and costs if the plaintiff is the prevailing party in such an action, except as prohibited by law.
4.Return of Company Materials
A.Definition of Electronic Media Equipment and Electronic Media Systems. “Electronic Media Equipment” includes, but is not limited to, computers, external storage devices, thumb drives, mobile devices (including, but not limited to, smart phones, tablets, and e-readers), telephone equipment, and other electronic media devices. “Electronic Media Systems” includes, but is not limited to, computer servers, messaging and email systems or accounts, applications for computers or mobile devices, and web-based services (including cloud-based information storage accounts).
B.Return of Company Property. I understand that anything that I created or worked on for the Company while working for the Company belongs solely to the Company and that I cannot remove, retain, or use such information without the Company’s express written permission. Accordingly, upon separation from employment with the Company or upon the Company’s request at any other time, I will immediately deliver to the Company, and will not keep in my possession (or custody or control), recreate, or deliver to anyone else, any and all Company property, including, but not limited to, Company Confidential Information, Associated Third Party Confidential Information, all Company equipment including all Electronic Media Equipment that was provided to me by or that I used on behalf of the Company, all tangible embodiments of the Inventions, all electronically stored information and passwords to access such information, Company credit cards, records, data, notes, notebooks, reports, files, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, materials, photographs, charts, any other documents and property, and reproductions of any of the foregoing items including, without limitation, those records maintained pursuant to Section 2.D. Notwithstanding the foregoing, I understand that I am allowed to keep a copy of the Company’s employee handbook and personnel records relating to my employment.
C.Return of Company Information on Company Electronic Media Equipment. In connection with my obligation to return information to the Company, I agree that I will not copy, delete, or alter any information, including personal information voluntarily created or stored, contained in Company Electronic Media Equipment before I return the information or property to the Company.
D.Return of Company Information on Personal Electronic Media Equipment or Personal Electronic Media Systems. If I have used any personal Electronic Media Equipment or personal Electronic Media Systems to create, receive, store, review, prepare, or transmit any Company information, including, but not limited to, Company Confidential Information, I agree to make a prompt and reasonable search for such information in good faith, including reviewing any personal Electronic Media Equipment or personal Electronic Media Systems to locate such information and, if I locate such information, I agree to notify the Company of that fact and then provide the Company with a computer-useable copy of all such Company information from those equipment and systems. I agree to cooperate reasonably with the Company to verify that the necessary copying is completed (including upon request providing a sworn declaration confirming the return of property and deletion of information), and, upon confirmation of compliance by the Company, I agree to delete and expunge all Company information.
E.No Expectation of Privacy in Company Property. I understand that I have no expectation of privacy in Company property, and I agree that any Company property is subject to inspection by Company personnel at any time with or without further notice. As to any personal Electronic Media Equipment or personal Electronic Media Systems that I have used for Company purposes, I agree that the Company, at its sole discretion, may have reasonable access, as determined by the Company in good faith, to such personal Electronic Media Equipment or personal Electronic Media Systems to review, retrieve, destroy, or ensure the permanent deletion of Company information from such equipment or systems or to take such other actions necessary to protect the Company or Company property, as determined by the Company reasonably and in good faith. I also consent to an exit interview and an audit to confirm my compliance with this Section 4, and I will certify in writing that I have complied with the requirements of this Section 4.
5.Notification of New Employer

In the event that I leave the employ of the Company, I hereby grant consent to notification by the Company to my new employer about my obligations under this Agreement. I also agree to keep the Company advised of my home and business address for a period of three (3) years after termination of my employment with the Company, so that the Company can contact me regarding my continuing obligations provided by this Agreement.

6.Representations

Without limiting my obligations under Section 2.E above, I agree to execute any proper oath or verify any proper document required to carry out the terms of this Agreement. I represent and warrant that my performance of all the terms of this Agreement will not breach any agreement to maintain the confidentiality of information acquired by me in confidence or in trust prior to my employment by the Company. I hereby represent and warrant that I have not entered into, and I will not enter into, any oral or written agreement in conflict herewith.

7.Audit

I acknowledge that I have no reasonable expectation of privacy in any Company Group Electronic Media Equipment or Company Group Electronic Media Systems. All information, data, and messages created, received, sent, or stored in Company Group Electronic Media Equipment or Company Group Electronic Media Systems are, at all times, the property of the Company Group. As such, the Company Group has the right to audit and search all such items and systems, without further notice to me, to ensure that the Company Group is licensed to use the software on the Company Group’s devices in compliance with the Company Group’s software licensing policies, to ensure compliance with the Company Group’s policies, and for any other business-related purposes in the Company Group’s sole discretion. I understand that I am not permitted to add any unlicensed, unauthorized, or non-compliant applications to the Company Group’s technology systems, including, without limitation, open source or free software not authorized by the Company Group, and that I shall refrain from copying unlicensed software onto the Company Group’s technology systems or using non-licensed software or websites. I understand that it is my responsibility to comply with the Company’s policies governing use of the Company’s documents and the internet, email, telephone, and technology systems to which I will have access in connection with my employment. In addition, as to any personal Electronic Media Equipment or personal Electronic Media Systems or other personal property that I have used for Company Group purposes, I agree that the Company Group may have reasonable access to such personal Electronic Media Equipment or personal Electronic Media Systems or other personal property to review, retrieve, destroy, or ensure the permanent deletion of Company Group information from such equipment or systems or property or take such other actions that are needed to protect the Company Group or Company Group property, as determined by the Company Group reasonably and in good faith.

I am aware that the Company Group has or may acquire software and systems that are capable of monitoring and recording all Company Group network traffic to and from any Company Group Electronic Media Equipment or Company Group Electronic Media Systems. The Company Group reserves the right to access, review, copy, and delete any of the information, data, or messages accessed through Company Group Electronic Media Equipment or Company Group Electronic Media Systems, with or without notice to me and/or in my absence. This includes, but is not limited to, all e-mail messages sent or received, all website visits, all chat sessions, all news group activity (including groups visited, messages read, and postings by me), and all file transfers into and out of the Company Group’s internal networks. The Company Group further reserves the right to retrieve previously deleted messages from e-mail or voicemail and monitor usage of the Internet, including websites visited and any information I have downloaded. In addition, the Company Group may review Internet and technology systems activity and analyze usage patterns, and may choose to publicize this data to assure that technology systems are devoted to legitimate business purposes.

8.Arbitration and Equitable Relief
A.Arbitration. IN CONSIDERATION OF MY EMPLOYMENT WITH THE COMPANY, THE COMPANY’S PROMISE TO ARBITRATE ALL EMPLOYMENT-RELATED DISPUTES WITH ME, AND MY RECEIPT OF COMPENSATION AND OTHER BENEFITS PAID OR PROVIDED TO ME BY THE COMPANY, AT PRESENT AND IN THE FUTURE, I AGREE THAT ANY AND ALL CONTROVERSIES, CLAIMS, OR DISPUTES THAT I MAY HAVE WITH ANY MEMBER OF THE COMPANY GROUP, INCLUDING THE COMPANY (INCLUDING ANY COMPANY EMPLOYEE, OFFICER, DIRECTOR, TRUSTEE, OR BENEFIT PLAN OF THE COMPANY, IN THEIR CAPACITY AS SUCH OR OTHERWISE), ARISING OUT OF, RELATING TO, OR RESULTING FROM MY EMPLOYMENT OR RELATIONSHIP WITH THE COMPANY OR THE TERMINATION OF MY

EMPLOYMENT OR RELATIONSHIP WITH THE COMPANY, INCLUDING ANY BREACH OF THIS AGREEMENT, SHALL BE SUBJECT TO BINDING ARBITRATION PURSUANT TO THE FEDERAL ARBITRATION ACT (9 U.S.C. SEC. 1 ET SEQ.) (THE “FAA”).  THE FAA’S SUBSTANTIVE AND PROCEDURAL PROVISIONS SHALL EXCLUSIVELY GOVERN AND APPLY WITH FULL FORCE AND EFFECT TO THIS ARBITRATION AGREEMENT, INCLUDING ITS ENFORCEMENT, AND ANY STATE COURT OF COMPETENT JURISDICTION SHALL STAY PROCEEDINGS PENDING ARBITRATION OR COMPEL ARBITRATION IN THE SAME MANNER AS A FEDERAL COURT UNDER THE FAA. I FURTHER AGREE THAT, TO THE FULLEST EXTENT PERMITTED BY LAW, I MAY BRING ANY ARBITRATION PROCEEDING ONLY IN MY INDIVIDUAL CAPACITY, AND NOT AS A PLAINTIFF, REPRESENTATIVE, OR CLASS MEMBER IN ANY PURPORTED CLASS OR COLLECTIVE ACTION, LAWSUIT OR PROCEEDING. I AGREE THAT ANY CLAIMS I MAY BRING PURSUANT TO THE PRIVATE ATTORNEYS GENERAL ACT (“PAGA”) ON BEHALF OF THE LABOR AND WORKFORCE DEVELOPMENT AGENCY MUST BE ARBITRATED ONLY IN MY INDIVIDUAL CAPACITY WITHOUT ANY JOINDER OR REPRESENTATION OF ANY CALIFORNIA LABOR CODE VIOLATIONS THAT WERE OR COULD BE ASSERTED BY OR ON BEHALF OF ANY OTHER PERSONS. TO THE FULLEST EXTENT PERMITTED BY LAW, I AGREE TO ARBITRATE ANY AND ALL COMMON LAW AND/OR STATUTORY CLAIMS UNDER LOCAL, STATE, OR FEDERAL LAW, INCLUDING, BUT NOT LIMITED TO, CLAIMS UNDER TITLE VII OF THE CIVIL RIGHTS ACT OF 1964, THE AMERICANS WITH DISABILITIES ACT OF 1990, THE AGE DISCRIMINATION IN EMPLOYMENT ACT OF 1967, THE OLDER WORKERS BENEFIT PROTECTION ACT, THE WORKER ADJUSTMENT AND RETRAINING NOTIFICATION ACT, THE FAIR LABOR STANDARDS ACT, THE FAIR CREDIT REPORTING ACT, THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, THE CALIFORNIA FAIR EMPLOYMENT AND HOUSING ACT, THE FAMILY AND MEDICAL LEAVE ACT, THE CALIFORNIA FAMILY RIGHTS ACT, THE CALIFORNIA LABOR CODE, CLAIMS RELATING TO EMPLOYMENT STATUS, COMPENSATION (CASH, EQUITY, BONUS, OR OTHERWISE), OR CLASSIFICATION, AND CLAIMS OF HARASSMENT, DISCRIMINATION, RETALIATION, WRONGFUL TERMINATION, AND BREACH OF CONTRACT. TO THE FULLEST EXTENT PERMITTED BY LAW, I ALSO AGREE TO ARBITRATE ANY AND ALL DISPUTES ARISING OUT OF OR RELATING TO THE INTERPRETATION OR APPLICATION OF THIS AGREEMENT TO ARBITRATE, BUT NOT DISPUTES ABOUT THE ENFORCEABILITY, REVOCABILITY, OR VALIDITY OF THIS AGREEMENT TO ARBITRATE OR ITS REQUIREMENT THAT I BRING ANY ARBITRATION PROCEEDING ONLY IN MY INDIVIDUAL CAPACITY. WITH RESPECT TO ALL SUCH CLAIMS AND DISPUTES THAT I AGREE TO ARBITRATE, I HEREBY EXPRESSLY AGREE TO WAIVE, AND DO WAIVE, ANY RIGHT TO A TRIAL BY JURY. I FURTHER UNDERSTAND THAT THIS AGREEMENT TO ARBITRATE ALSO APPLIES TO ANY DISPUTES THAT THE COMPANY MAY HAVE WITH ME. I UNDERSTAND THAT NOTHING IN THIS AGREEMENT REQUIRES ME TO ARBITRATE CLAIMS THAT CANNOT BE ARBITRATED UNDER THE SARBANES-OXLEY ACT OR OTHER LAW THAT EXPRESSLY PROHIBITS ARBITRATION OF A CLAIM NOTWITHSTANDING THE APPLICATION OF THE FAA.
B.Administration of Arbitration. I AGREE THAT ANY ARBITRATION WILL BE ADMINISTERED BY JAMS PURSUANT TO ITS EMPLOYMENT ARBITRATION RULES & PROCEDURES (THE “JAMS EMPLOYMENT RULES”), WHICH ARE AVAILABLE AT http://www.jamsadr.com/rules-employment-arbitration/ AND FROM THE COMPANY. IF THE JAMS EMPLOYMENT RULES CANNOT BE ENFORCED AS TO THE ARBITRATION, THEN THE PARTIES AGREE THAT THEY WILL ARBITRATE THIS DISPUTE UTILIZING THE JAMS COMPREHENSIVE ARBITRATION RULES AND PROCEDURES OR SUCH RULES AS THE ARBITRATOR MAY DEEM MOST APPROPRIATE FOR THE DISPUTE (THE RULES UNDER WHICH THE ARBITRATION IS ADMINISTERED, WHETHER THE JAMS EMPLOYMENT RULES OR OTHERWISE, ARE REFERRED

TO HEREIN AS THE “JAMS RULES”). IN THE EVENT OF ANY CONFLICT BETWEEN THE TERMS OF THIS SECTION AND THE JAMS RULES, THIS SECTION SHALL TAKE PRECEDENCE. I AGREE THAT THE ARBITRATOR SHALL HAVE THE POWER TO DECIDE ANY MOTIONS BROUGHT BY ANY PARTY TO THE ARBITRATION, INCLUDING MOTIONS FOR SUMMARY JUDGMENT AND/OR ADJUDICATION, AND MOTIONS TO DISMISS AND DEMURRERS, APPLYING THE STANDARDS SET FORTH FOR SUCH MOTIONS UNDER APPLICABLE LAW, INCLUDING THE CALIFORNIA CODE OF CIVIL PROCEDURE. I AGREE that the arbitrator shall issue a written decision on the merits. I ALSO AGREE THAT THE ARBITRATOR SHALL HAVE THE POWER TO AWARD ANY REMEDIES AVAILABLE UNDER APPLICABLE LAW, AND THAT THE ARBITRATOR MAY AWARD ATTORNEYS’ FEES AND COSTS TO THE PREVAILING PARTY, WHERE PERMITTED BY APPLICABLE LAW. I agree that the decree or award rendered by the arbitrator may be entered as a final and binding judgment in any court having jurisdiction thereof. I UNDERSTAND THAT THE COMPANY WILL PAY FOR ANY ADMINISTRATIVE OR HEARING FEES CHARGED BY THE ARBITRATOR OR JAMS EXCEPT THAT I SHALL PAY ANY FILING FEES ASSOCIATED WITH ANY ARBITRATION THAT I INITIATE, BUT ONLY SO MUCH OF THE FILING FEES AS I WOULD HAVE INSTEAD PAID HAD I FILED A COMPLAINT IN A COURT OF LAW THAT WOULD HAVE HAD JURISDICTION OVER SUCH COMPLAINT. SUBJECT TO THE FAA’S EXCLUSIVE APPLICABILITY TO THE ENFORCEMENT OF THIS AGREEMENT TO ARBITRATE, I AGREE THAT THE ARBITRATOR SHALL ADMINISTER AND CONDUCT ANY ARBITRATION HEARING OR PROCEEDING APPLYING CALIFORNIA SUBSTANTIVE AND DECISIONAL LAW AND THE CALIFORNIA CODE OF CIVIL PROCEDURE, INCLUDING THE CALIFORNIA CIVIL DISCOVERY ACT.  I agree that any arbitration under this Agreement shall be conducted in THE STATE OF California.
C.Remedy. FOR PURPOSES OF SEEKING PROVISIONAL REMEDIES ONLY, I AGREE THAT THE COMPANY AND I SHALL BE ENTITLED TO PURSUE ANY PROVISIONAL REMEDY PERMITTED BY THE CALIFORNIA ARBITRATION ACT (CALIFORNIA CODE CIV. PROC. § 1281.8), OR OTHERWISE PROVIDED BY THIS AGREEMENT. EXCEPT FOR SUCH PROVISIONAL RELIEF, I AGREE THAT ANY RELIEF OTHERWISE AVAILABLE TO THE COMPANY OR ME UNDER APPLICABLE LAW SHALL BE PURSUED SOLELY AND EXCLUSIVELY IN ARBITRATION PURSUANT TO THE TERMS OF THIS AGREEMENT.
D.Administrative Relief. I UNDERSTAND THAT THIS AGREEMENT DOES NOT PROHIBIT ME FROM PURSUING AN ADMINISTRATIVE CLAIM WITH A LOCAL, STATE, OR FEDERAL ADMINISTRATIVE BODY OR GOVERNMENT AGENCY THAT IS AUTHORIZED TO ENFORCE OR ADMINISTER LAWS RELATED TO EMPLOYMENT, INCLUDING, BUT NOT LIMITED TO, THE CALIFORNIA CIVIL RIGHTS DEPARTMENT, THE EQUAL EMPLOYMENT OPPORTUNITY COMMISSION, THE NATIONAL LABOR RELATIONS BOARD, THE SECURITIES AND EXCHANGE COMMISSION, OR THE WORKERS’ COMPENSATION BOARD. THIS AGREEMENT DOES, HOWEVER, PRECLUDE ME FROM PURSUING A COURT ACTION REGARDING ANY SUCH CLAIM, EXCEPT AS PERMITTED BY LAW.
E.Voluntary Nature of Agreement; Enforcement. I ACKNOWLEDGE AND AGREE THAT I AM EXECUTING THIS AGREEMENT VOLUNTARILY AND WITHOUT ANY DURESS OR UNDUE INFLUENCE BY THE COMPANY OR ANYONE ELSE. I FURTHER ACKNOWLEDGE AND AGREE THAT I HAVE CAREFULLY READ THIS AGREEMENT AND THAT I HAVE ASKED ANY QUESTIONS NEEDED FOR ME TO UNDERSTAND THE TERMS, CONSEQUENCES, AND BINDING EFFECT OF THIS AGREEMENT AND FULLY UNDERSTAND IT, INCLUDING THAT I AM WAIVING MY RIGHT TO A JURY TRIAL. I AGREE THAT I HAVE BEEN PROVIDED AN OPPORTUNITY TO SEEK THE ADVICE OF AN ATTORNEY OF MY CHOICE BEFORE SIGNING THIS AGREEMENT.

THIS ARBITRATION AGREEMENT IS TO BE ENFORCED TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW.  ACCORDINGLY, I AGREE THAT IF A COURT OR OTHER BODY OF COMPETENT JURISDICTION FINDS THAT ANY PROVISION OR PORTION OF THIS ARBITRATION AGREEMENT IS INVALID OR UNENFORCEABLE, SUCH PROVISION OR PORTION, AS APPLICABLE, SHALL BE ENFORCED TO THE MAXIMUM EXTENT PERMISSIBLE BY APPLICABLE LAW OR, IF NECESSARY, SEVERED, AND THE REMAINDER OF THE ARBITRATION AGREEMENT WILL CONTINUE WITH FULL FORCE AND EFFECT.
9.Miscellaneous
A.Governing Law; Consent to Personal Jurisdiction. This Agreement will be governed by the laws of the State of California without regard to California’s conflicts-of-law rules, except that any dispute regarding the enforceability of the arbitration section of this Agreement shall be governed by the FAA. To the extent that any lawsuit is permitted under this Agreement, I hereby expressly consent to the personal and exclusive jurisdiction and venue of the state and federal courts located in California for any lawsuit filed against me by the Company.
B.Assignability. This Agreement will be binding upon my heirs, executors, assigns, administrators, and other legal representatives, and will be for the benefit of the Company, its successors, and its assigns. The Associated Third Parties are intended third-party beneficiaries to this Agreement with respect to my obligations in Section 1.D. Notwithstanding anything to the contrary herein, the Company may assign this Agreement and its rights and obligations under this Agreement to any successor to all, or substantially all, of the Company’s relevant assets, whether by merger, consolidation, reorganization, reincorporation, sale of assets or stock, or otherwise. For the avoidance of doubt, the Company’s successors and assigns are authorized to enforce the Company’s rights under this Agreement.
C.Entire Agreement. This Agreement, together with the Exhibits herein and any executed written offer letter between me and the Company, to the extent such materials are not in conflict with this Agreement, sets forth the entire agreement and understanding between the Company and me with respect to the subject matter herein and supersedes all prior written and oral agreements, discussions, or representations between us, including, but not limited to, any representations made during my interview(s) or relocation negotiations. I represent and warrant that I am not relying on any statement or representation not contained in this Agreement. Any subsequent change or changes in my duties, salary, compensation, conditions or any other terms of my employment will not affect the validity or scope of this Agreement.
D.Headings. Headings are used in this Agreement for reference only and shall not be considered when interpreting this Agreement.
E.Severability. If a court or other body of competent jurisdiction finds, or the parties to this Agreement mutually believe, any provision of this Agreement, or portion thereof, to be invalid or unenforceable, such provision will be enforced to the maximum extent permissible so as to effect the intent of the parties, and the remainder of this Agreement will continue in full force and effect.
F.Modification, Waiver. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in a writing signed by the CEO of the Company and me. Waiver by the Company of a breach of any provision of this Agreement will not operate as a waiver of any other or subsequent breach.
G.Survivorship. The rights and obligations of the parties to this Agreement will survive termination of my employment with the Company.

H.Applicability to Past Activities. The Company and I acknowledge that I have been engaged to provide services by the Company for a period of time prior to the date of this Agreement (the “Prior Engagement Period”). Accordingly, I agree that if and to the extent that, during the Prior Engagement Period: (i) I received access to any information from or on behalf of Company that would have been Company Confidential Information if I received access to such information during the period of my employment with the Company under this Agreement; or (ii) I conceived, created, authored, invented, developed or reduced to practice any item, including any intellectual property rights with respect thereto, that would have been an Invention if conceived, created, authored, invented, developed or reduced to practice during the period of my employment with the Company under this Agreement; then any such information shall be deemed Company Confidential Information hereunder and any such item shall be deemed an Invention hereunder, and this Agreement shall apply to such information or item as if conceived, created, authored, invented, developed or reduced to practice under this Agreement.
10.Protected Activity Not Prohibited

I understand that nothing in this Agreement limits or prohibits me from filing and/or pursuing a charge or complaint with, or otherwise communicating or cooperating with or participating in any investigation or proceeding that may be conducted by, any federal, state or local government agency or commission, including the Securities and Exchange Commission, the Equal Employment Opportunity Commission, the Occupational Safety and Health Administration, and the National Labor Relations Board (“Government Agencies”), including disclosing documents or other information as permitted by law. In addition, I understand that nothing in this Agreement, including its definition of Company Confidential Information, prevents me from discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that I have reason to believe is unlawful. Notwithstanding the preceding, I agree to take all reasonable precautions to prevent any unauthorized use or disclosure of any Company trade secrets, proprietary information, or confidential information that does not involve unlawful acts in the workplace or the activity otherwise protected herein. I further understand that I am not permitted to disclose the Company’s attorney-client privileged communications or attorney work product.  In addition, I hereby acknowledge that the Company has provided me with notice in compliance with the Defend Trade Secrets Act of 2016 regarding immunity from liability for limited disclosures of trade secrets. The full text of the notice is attached in Exhibit B. Finally, I understand that nothing in this Agreement, including its definition of Company Confidential Information, (i) limits employees’ rights to discuss or disclose wages, benefits, or terms and conditions of employment as protected by applicable law, including any rights under Section 7 of the National Labor Relations Act, or (ii) otherwise impairs employees from assisting other Company employees and/or former employees in the exercise of their rights under Section 7 of the National Labor Relations Act.

Date:
Signature

Name of Employee (typed or printed)

EXHIBIT A

LIST OF PRIOR INVENTIONS

AND ORIGINAL WORKS OF AUTHORSHIP

Title	Date	Identifying Number or Brief Description

___ No inventions or improvements

___ Additional Sheets Attached

Date:
Signature

Name of Employee (typed or printed)

EXHIBIT B

CALIFORNIA LABOR CODE SECTION 2870

INVENTION ON OWN TIME - EXEMPTION FROM AGREEMENT

“(a)Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies, facilities, or trade secret information except for those inventions that either:

(1)Relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer; or

(2)Result from any work performed by the employee for the employer.

(b)To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.”

SECTION 7 OF THE DEFEND TRADE SECRETS ACT OF 2016

“ . . . An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that—(A) is made—(i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. . . . An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual—(A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order.”